Exhibit 12


          INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

            Computation of Ratio of Earnings to Fixed Charges
                                  (unaudited)

                                 (in thousands)



                                       THREE MONTHS ENDED
                                       ------------------
                                       May 27,     May 31,
                                         2000        1999
---------------------------------------------------------
Earnings from continuing operations
  before income taxes                 $ 7,661     $ 7,359
Plus: Fixed charges (1)                 6,361       7,005
Less: Capitalized interest               (231)       (124)
---------------------------------------------------------
Earnings available to cover
  fixed charges                       $13,791     $14,240
=========================================================

Ratio of earnings to fixed charges       2.17        2.03
=========================================================

(1) Fixed charges consisted of the following:


                                       THREE MONTHS ENDED
                                       ------------------
                                       May 27,     May 31,
                                         2000        1999
---------------------------------------------------------
Interest expense, gross                $4,207      $4,595
Rentals (Interest factor)               2,154       2,410
---------------------------------------------------------
  Total fixed charges                  $6,361      $7,005
=========================================================